JOINDER


         THIS INSTRUMENT forms part of the Shareholders Agreement made as of the 19th day of November, 1996, among DocuNet, Inc. (the "Company") and its shareholders, from time to time, as amended (the "Agreement"). The undersigned hereby acknowledges having received a copy of the said Agreement (which is annexed hereto as Schedule I) and having read the said Agreement in its entirety, and for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, hereby agrees that the terms and conditions of the said Agreement shall be binding upon the undersigned as a Shareholder of the Company (as the term "Shareholder" is defined in the said Agreement) and such terms and conditions shall inure to the benefit of and be binding upon the undersigned and its successors and permitted assigns.

         IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 9th day of September, 1997.




                               /s/ Bruce M. Gillis
                               ----------------------------------
                                   Bruce M. Gillis